Exhibit 99.1

China Carbon Graphite Group Reported its Third-Quarter 2010 Financial Results

NEW YORK, Nov. 16, 2010 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News) ( "China Carbon" or the " Company"), the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products, today reiterated its financial results for its third-quarter ended September 30, 2010.

  Third Quarter 2010 Highlights

    -- Revenue was $9,979,707, up 78.8% from the same quarter of 2009.

    -- Gross profit was $2,474,084, up 62.2% from the third quarter of 2009 with gross margin of 24.8%, slightly decreased 2.5% from 27.3% for the third quarter of 2009.

    -- Net income was $1,900,563, an increase of $965,298 or 100% from the third quarter 2009, and earnings per diluted share were $0.09 based on 21,435,161 shares.

    Third Quarter 2010 Results

	Q3 2010	Q3 2009	CHANGE
Revenue	$9.97 million	$5.58 million	+78.8%
Gross profit	$2.47 million	$1.52 million	+62.3%
Net Income	$1.9 million	$0.94 million	+100%
EPS (Diluted)*	$0.09	$0.06	+50%

    * Weighted average shares outstanding (diluted) for Q3 2010 was 21,435,161 and for Q3 2009 was 15,085,202.

“We are pleased to announce solid financial results and robust growth in the quarter” Donghai Yu, CEO of the Company commented. “Our Third Quarter results came in strong as anticipated, we experienced 78.8% growth in our revenues year over year. Due to our long production cycle, in the quarter, we began to deliver most of the orders we received at the beginning of this year. We expect to see increased demand in higher margin ultra purity graphite electrode, fine grain and high purity graphite product lines. We see this demand extending through 2010 and into 2011, primarily due to anticipated growth in the automobile, aerospace, defense, iron and steel industries in China. Thus far, in 2010, we have doubled our capacity from 15,000 tons to 30,000 tons. We have also begun construction on a new 30,000 ton facility to meet the increasing demands of our customers. Additionally, we have sufficient capital to fund all of our raw material needs for our new capacity expansion through our RMB 180 million loan from China Construction Bank.”

“We have recently increased our customer base and expect to establish long term relationships with each new customer. In turn we believe this will further strengthen our robust revenue growth in the future.” Mr. Yu continued.

Three Months Ended September 30, 2010 and 2009

During the three months ended September 30, 2010, we had sales of $9,980,000, as compared to sales of $5,581,000, for the three months ended September 30, 2009, an increase of $4,399,000, or approximately 78.82%. Our revenue was generated mainly from sales of fine grain graphite, graphite blanks and semi-processed graphite products. Sales increase was attributable primarily to new customer development and market recovery.

For the three months ended September 30, 2010, four customers accounted for 10% or more of sales revenues, representing 34.0%, 25.0%, 14.0%, and 11.0%, respectively of the total sales.  As of September 30, 2010, there were two customers that constitute 23.3% and 14.3% of the accounts receivable. As of December 31, 2009, there were three customers that accounted for 17.6%, 15.4% and 14% respectively of the accounts receivable.

During the three months ended September 30, 2010, our cost of sales was $7,506,000, as compared to $4,056,000, during the three months ended September 30, 2009, an increase of $3,450,000, or 85.05%. As a result, our gross profit increased $949,000, or 62.25%, for the three months ended September 30, 2010. Our gross margin decreased from 27.32% for the three months ended September 30, 2009 to 24.79% for the three months ended September 30, 2010. The decrease was associated with change in product mix. We increased sales of semi-processed graphite products that have lower gross margin.

Net income available for common shareholders was $1,900,000, or $0.09 per share (basic and diluted), for the three months ended September 30, 2010 compared to net income of $935,000, or $0.06 per share (basic and diluted), for the three months ended September 30, 2009.

Nine Months Ended September 30, 2010 and 2009

During the nine months ended September 30, 2010, we had sales of $18,075,000, as compared to sales of $12,132,000, for the nine months ended September 30, 2009, an increase of $5,943,000, or approximately 48.99%. We experienced a significant increase in the demand during the nine months ended September 30, 2010 resulting from the global economic recovery and new client’s development.

For the nine months ended September 30, 2010, two customers accounted for 10% or more of sales revenues, representing 25.7% and 23.6%, respectively of the total sales.

During the nine months ended September 30, 2010, our cost of sales was $14,348,000, as compared to $9,013,000, during the nine months ended September 30, 2009, an increase of $5,335,000, or 59.19%. As a result, our gross profit increased $608, or 19.49%, for the nine months ended September 30, 2010. Our gross margin decreased from 25.71% for the nine months ended September 30, 2009 to 20.62% for the nine months ended September 30, 2010. The decrease of gross profit is due to the variance in production mix as in the nine month ended September 30, 2010 more semi-processed products are sold.

Net income available for common shareholders was $1,578,000, or $0.08 per share (basic and diluted), for the nine months ended September 30, 2010 compared to net income of $1,836,000, or $0.13 per share (basic and diluted), for the nine months ended September 30, 2009.

Financial condition

Net cash flow used in operating activities was $6,303,257 in the first three quarters of 2010 as compared to net cash flow provided by operating activities of $7,274,088 in the first three quarters 2009, a decrease of $13,577,345. The decrease is mainly due to increased advance to suppliers.

Net cash flow used in investing activities was $8,874,952 for the first three quarters of 2010 and $4,073,835 for the first three quarters of 2009. The increase is mainly because in the first three quarters 2010, approximately $5 million was used in acquisition of land use rights in connection with the construction of our new plants.

Net cash flow provided by financing activities was $20,959,505 for the first three quarters of 2010, compared to $2,690,362 provided by financing activities for the first three quarters of 2009.  The increase is mainly due to increased loan and an equity financing.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The company is the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

Investor Contact:

NUWA GROUP, LLC
Mr. Kevin Fickle
+1-925-330-8315
Kevin@nuwagroup.com

China Carbon Graphite Group, Inc. and subsidiaries
Consolidated Balance Sheets
	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$9,092,008	$2,709,127
Trade accounts receivable, net	10,232,790	5,170,419
Notes receivable	544,368	248,452
Advance to suppliers, net	16,771,143	790,767
Inventories	21,581,548	16,430,754
Prepaid expenses	536,683	50,000
Other receivables	390,050	1,130,795
Total current assets	59,148,590	26,530,314

Property and equipment, net	23,188,137	23,913,965

Construction in progress	5,859,996	2,045,176

Land use rights, net	8,765,909	3,548,273
	$96,962,632	$56,037,728

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,709,364	$2,005,583
Advance from customers	4,465,923	1,084,206
Short term bank loans	32,859,150	8,573,901
Long term bank loan - current portion	-	1,613,566
Trade notes payable	7,485,000	-
Taxes payable	-	370,777
Other payables	1,725,830	922,109
Dividends payable	16,604	-
Total current liabilities	50,261,871	14,570,142

Long Term Liabilities
Accounts payable in long term	4,849,095	1,243,842
Long term bank loan	-	1,613,566
Warrant liabilities	355	708,091
Total liabilities	55,111,321	18,135,641

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, issued and outstanding 125,000 shares at December 31, 2009 and none at September 30, 2010, respectively	-	125
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 2,160,500 and 1,275,000 shares at December 31, 2009 and September 30, 2010, respectively	1,275	2,161
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 20,160,161 and 18,121,661 shares at September 30, 2010 and December 31, 2009, respectively	20,160	18,122
Deferred consulting fee	(166,100)	-
Additional paid-in capital	14,844,202	13,298,332
Accumulated other comprehensive income	5,826,338	5,037,062
Retained earnings	21,325,436	19,546,285
Total stockholders' equity	41,851,311	37,902,087
Total liabilities and stockholders' equity	$96,962,632	$56,037,728

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Income and Comprehensive Income
For The Three and Nine Months Ended September 30, 2010 and 2009
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Sales	$9,979,707	$5,580,776	$18,074,914	$12,131,938

Cost of Goods Sold	7,505,623	4,055,953	14,348,021	9,012,935
Gross Profit	2,474,084	1,524,823	3,726,893	3,119,003

Operating Expenses
Selling expenses	48,978	14,102	95,675	332,016
General and administrative	706,235	218,522	2,097,959	675,932
Depreciation and amortization	74,365	19,096	112,592	57,275
	829,578	251,720	2,306,226	1,065,223
Operating Income Before Other Income (Expense)
and Income Tax Expense	1,644,506	1,273,103	1,420,667	2,053,780

Other Income (Expense)
Interest expense	(308,489)	(356,891)	(782,760)	(761,586)
Interest income	-	-	-	-
Other expense	(16)	-	(2,941)	(1,462)
Other income	556,038	19,053	556,038	545,122
Change in fair value of warrants	25,129	-	588,147	-
	272,662	(337,838)	358,484	(217,926)

Income Before Income Tax Expense	1,917,168	935,265	1,779,151	1,835,854

Income tax expense	-	-	-	-

Net income	$1,917,168	$935,265	$1,779,151	$1,835,854

Deemed preferred stock dividend	-	-	(132,778)	-

Dividend	(16,605)	-	(68,038)	-

Net income available to common shareholders	$1,900,563	$935,265	$1,578,335	$1,835,854

Other comprehensive income
Foreign currency translation loss	742,712	75,900	789,276	124,645
Total Comprehensive Income	$2,659,880	$1,011,165	$2,568,427	$1,960,499

Share data

Basic earnings per share	$0.09	$0.06	$0.08	$0.13

Diluted earnings per share	$0.09	$0.06	$0.08	$0.13

Weighted average common shares outstanding,
Basic	20,160,161	15,002,785	19,577,342	13,800,052

Weighted average common shares outstanding,
Diluted	21,435,161	15,085,202	20,852,342	14,392,450

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine months ended September 30,
	2010	2009
Cash flows from operating activities
Net Income	$1,779,151	$1,835,854
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	1,308,000	1,021,937
Stock compensation	493,300	108,000
Change in fair value of warrants	(588,147)	-
Convertible preferred stock value change	169,167	-
Change in operating assets and liabilities
Accounts receivable	(4,870,117)	(1,966,455)
Notes receivable	(285,763)	(266,331)
Other receivables	750,697	(1,214,925)
Advance to suppliers	(15,686,872)	364,539
Inventory	(4,729,792)	(655,104)
Prepaid expenses	(44,504)	(47,200)
Accounts payable and accrued liabilities	1,633,720	920,090
Non-current accounts payable	3,066,461	773,324
Trade notes payable	7,355,000	5,847,013
Advance from customers	3,301,106	297,347
Taxes payable	(806,317)	(215,260)
Dividends payable	16,604	-
Other payables	835,049	471,259
Net cash provided by (used in) operating activities	(6,303,257)	7,274,088

Cash flows from investing activities
Acquisition of property and equipment	(2,942)	(1,438,549)
Acquisition of land use rights	(5,164,713)	-
Construction in progress	(3,707,297)	(2,635,286)
Net cash used in investing activities	(8,874,952)	(4,073,835)

Cash flows from financing activities
Proceeds from issuing common stock	166,400	67,900
Proceeds from issuing series B preferred stock	338,850	-
Proceeds from short term loan	22,072,355	5,116,137
Advance to related parties	-	290,965
Repayment of bank loans	(1,618,100)	(2,784,640)
Net cash provided by financing activities	20,959,505	2,690,362

Effect of exchange rate fluctuation	601,585	105,563

Net increase in cash	6,382,881	5,996,178

Cash and cash equivalents at beginning of period	2,709,127	51,799

Cash and cash equivalents at end of period	$9,092,008	$6,047,977

Supplemental disclosure of cash flow information

Interest paid	$782,760	$761,586
Income taxes paid	$-	$-

Non-cash financing activities:

Deemed preferred dividend reflected in paid-in capital	$(132,778)	$-

Reclassification of warrant liability from equity	$169,167	$-

Issuance of common stock for consulting fee	$493,300	$108,000

Deferred consulting fee reflected in paid-in capital	$166,100	$-